As filed with the Securities and Exchange Commission on July __, 1999
                                                     Registration No. __________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           RECOM MANAGED SYSTEMS, INC.
        (Exact name of Small Business Issuer as specified in its charter)


         Delaware                                        94-2641610
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


              2412 Professional Drive, Roseville, California 95661
                                 (916) 789-2022
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            Wilmington Trust Company
                               1209 Orange Street
                   Wilmington, Delaware 19801, (302) 658-4205
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    Please send a copy of communications to:

                             Todd A. Ellsworth, Esq.
                                Boyd & Chang, LLP
         19900 MacArthur Boulevard, Suite 660, Irvine, California 92612
                                 (949) 851-9800


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================== =================== ========================= =========================== ==========================
                                 Amount of Common
     Title of Each Class             Stock to           Proposed maximum           Proposed maximum               Amount of
of Securities to be Registered    be registered        offering price per     aggregate offering price1        Registration Fee
                                                             share1
=============================== =================== ========================= =========================== ==========================
Common Stock, $.001 par value        655,000                   $4.25                  $2,925,000.00                   $850.00
=============================== =================== ========================= =========================== ==========================

         1 The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the closing price reported by the Nasdaq Bulletin Board for the Common Stock on July 13, 1999, based upon the last trade of such shares which was $4.25 per share.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                           RECOM MANAGED SYSTEMS, INC.

                                 650,000 Shares
                                 of Common Stock

         This Prospectus (the "Prospectus") covers our registration for possible resale of 655,000 shares of Common Stock, par value of $.001 (the "Shares"), of Recom Managed Systems, Inc., a Delaware corporation (the "Company"), that have been issued to certain of our stockholders (the "Selling Stockholders").

         We are not a reporting company as defined in Section 12(g) of the Exchange Act. We have filed a 10-KSB for the year end December 31, 1998; however, we have not circulated an annual report to our shareholders.

         Certain of our shareholders may sell up to 655,000 Shares from time to time.

         We will not receive any of the proceeds from the sale of the Shares. We will bear substantially all expenses of registration of the Shares under federal and state securities laws incurred by the sale of Shares by the Selling
Stockholders. We have also agreed to indemnify certain of the Selling Stockholders against certain liabilities under the Securities Act. See "Use of Proceeds," "Selling Stockholders" and "Plan of Distribution".

         Our Common Stock (our "Common Stock") is traded on the Nasdaq Bulletin Board exchange under the symbol "RMSI". On July 13, 1999, the last reported sale price of our Common Stock was $4.25 per share.


                        ---------------------------------


         INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this Prospectus is July __, 1999

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

PROSPECTUS SUMMARY ............................................................1

THE COMPANY ...................................................................1

SUMMARY FINANCIAL INFORMATION .................................................2

RISK FACTORS ..................................................................3

DESCRIPTION OF OUR BUSINESS....................................................7

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS ..................13

USE OF PROCEEDS ..............................................................15

DILUTION .....................................................................15

CAPITALIZATION ...............................................................16

SELLING STOCKHOLDERS .........................................................17

LEGAL PROCEEDINGS ............................................................18

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS .................18

WHO CONTROLS OUR STOCK .......................................................20

DESCRIPTION OF OUR SHARES ....................................................21

INTEREST OF NAMED EXPERTS AND COUNSEL ........................................22

DESCRIPTION OF PROPERTY ......................................................23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...............................23

MARKET FOR OUR STOCK AND RELATED STOCKHOLDER MATTERS .........................24

PLAN OF DISTRIBUTION .........................................................25

EXECUTIVE COMPENSATION .......................................................25

FINANCIAL STATEMENTS .........................................................27

ANTI-TAKEOVER PROVISIONS .....................................................27

EXPERTS ......................................................................27

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS .......................27

WHERE YOU CAN FIND MORE INFORMATION ..........................................27

INCORPORATION BY REFERENCE ...................................................28

CHANGES IN ACCOUNTANTS .......................................................28

PART II

      INFORMATION NOT REQUIRED IN PROSPECTUS..................................30

           ITEM 24.    INDEMNIFICATION OF OFFICERS AND DIRECTORS..............30
           ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION............31
           ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES................31
           ITEM 27.    EXHIBITS...............................................31
           ITEM 28.    UNDERTAKINGS...........................................32

SIGNATURES....................................................................34

INDEX TO FINANCIAL STATEMENTS.................................................36

                               PROSPECTUS SUMMARY

THIS PROSPECTUS SUMMARY ONLY HIGHLIGHTS CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU IN MAKING A DECISION OF WHETHER OR NOT TO INVEST. TO FULLY UNDERSTAND OUR COMPANY AND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS. MOST IMPORTANTLY, YOU SHOULD READ THE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   The Company

         We intend to become a national service provider that develops and services mid-size and small commercial computer networks, including local and wide area networks, the Internet and intranets. We will use processes and procedures obtained from an affiliated company, Recom Technologies, Inc., with predictable "NASA-level" reliability and quality. We anticipate that we will service our customers on both an on-site and off-site basis and that we will provide unique hardware and software configurations for the networks we service, including their implementation, operation and servicing. In this way, we intend to provide a complete service package for the commercial and business computer client.

         We plan  to  introduce  our  services  and  products  initially  to the
Sacramento area and then expand our territory as resources permit. The Sacramento Valley, forecast by some to be one of the fastest growing business regions in California and the country in the next ten years, is already experiencing rapid growth by technology-related companies. Our executive offices are located at 2412 Professional Drive, Roseville, California 95661. Our telephone number is (916) 789-2022 and our facsimile number is (916) 789-2023. Our e-mail address is dlawrence@recomhq.com, and our Website is http://www.recom-technologies.com. Information contained in our Website should not be deemed to be part of the Prospectus.

                                  The Offering

Common Stock outstanding           3,270,000 shares
prior to the Offering:

Common Stock offered:              655,000 shares

Common Stock outstanding           3,270,000 shares
 after the Offering:

Use of Proceeds:                   We will not receive any of the proceeds of
                                   the sale of the Shares.

Risk Factors:                      The Offering involves a high degree of risk.
                                   See "Risk Factors" beginning on page 3.



                                -----------------

                          SUMMARY FINANCIAL INFORMATION

                                                                                          For the cumulative
                                                   For the cumulative                       period July 31,
                                                  period July 31, 1998                     1998 (inception)
                                                   (inception) through  For the quarter    through March 31,
                                                    December 31, 1998 ended March 31, 1999       1999
                                                       -----------        -----------        -----------
Statement of Operations Data:
Revenues                                               $    79,292        $   171,932        $   251,224
Total costs and expenses                                   158,453            395,793            554,246
                                                       -----------        -----------        -----------
Net loss                                               $   (79,161)       $  (223,861)       $  (303,022)
                                                       ===========        ===========        ===========
Net Loss per dilutive common                           $     (0.03)       $     (0.08)       $     (0.12)
                                                       ===========        ===========        ===========
   share outstanding
Weighted average dilutive                                2,361,471          2,818,921          2,530,016
                                                       ===========        ===========        ===========

                                       As of                                             As of
                                 December 31, 1998   Adjusted (1)   March 31, 1999    Adjusted (2)
                                 -----------------   ------------   --------------    ------------
Balance Sheet Data:
Current assets                       $  99,307        $ 686,157       $ 353,550        $ 435,550
Working capital                      $(275,234)       $ 311,616       $ (78,200)       $   3,800
Total assets                         $ 112,985        $ 699,835       $ 451,503        $ 533,503
Total liabilities                    $ 374,541        $ 374,541       $ 431,750        $ 431,750
Stockholders' equity (deficit)       $(261,556)       $ 325,294       $  19,753        $ 101,753










---------------------------------
(1) Adjusted to show the effect of the sale of 504,000 and 50,000 shares of common stock in connection with the private placement completed in March 1999 and June 1999, respectively.
(2) Adjusted to show the effect of the sale of 50,000 shares of common stock in connection with the private placement completed in June 1999, respectively.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMPANY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING OUR COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES.

We Are a New Business With No Operating History

         We were recently formed by merging a newly formed company with an inactive public shell. Neither company has any operating history. Our services are currently in development, and there is no assurance that these services will be successfully developed or that we will be able to attract potential customers for our services. We have spent most of our resources to date on technology and infrastructure development. We expect to continue to spend substantial financial and other resources on developing and introducing new service offerings, and expanding our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenues, sales and marketing expenses, general and administrative expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenues. If our revenues do not correspondingly increase, our operating results and financial condition could be negatively affected.

Our Financial Condition is Uncertain and We Are Dependent on Future Offerings to Survive

         In June, 1999, we concluded a private placement offering, which raised approximately $625,000 for the Company (after commissions and other offering costs) and allowed us to commence the start-up of our business. Should our actual results of operations fall short of our projections or our costs and capital expenditures exceed the amounts projected, we could be required to seek additional financing. We cannot assure you that we will be able to raise additional money if needed. Additional financing may not be available. Any new financing may also be dilutive to existing shareholders.

We Will be Subject to Intense Competition

         We intend to offer services in systems integration and technical support on an on-site and remote basis to customers primarily using smaller systems integration engineers. Most on-site systems integration and technical support industry includes consulting industry giants such as Hewlett Packard, IBM, G.E. Capital Information, Compaq/Digital, EDS and Anderson Consulting and each of the Big 5 international accounting firms. Competition for smaller clients is much more fragmented, however, consists of numerous small and medium-sized companies with various levels of technical ability. We will be in competition with each category of service provider as we attempt to generate business. Each of these providers has longer operating history within the commercial arena. Most competitors are substantially more experienced in providing commercial services and substantially better capitalized. These competitive companies often have a specialization in certain software and hardware products. We might not be able to compete successfully with existing or future competitors.

We Will be Subject to General Risks in the Development of Our Company

         We cannot assure you that we will ever be able to successfully promote our services or generate enough consulting business to produce revenues that will enable us to continue our operations or provide you with a return on your investment. Results of our operations in the future will be influenced by many factors including:

         o    technological developments
         o    regulations
         o    increases in expenses associated with sales growth
         o the capacity to expand and maintain the quality of our consulting services
         o    recruitment   and  retention  of  highly  skilled   employees  and
              integration of such persons into a cohesive organization
         o    our ability to control costs
         o    our ability to expand our sales and marketing activities
         o    our ability to create and maintain strategic relationships
         o    our ability to expand our customer base and retain key clients
         o    our ability to introduce new services
         o    our ability to manage growing operations
         o    our ability to compete in a highly competitive market
         o our ability to upgrade our systems and infrastructure to handle any increases in sales

         You should also be aware that newly developing and expanding businesses such as ours often encounter unforeseen expenses and problems.

We Are Dependent on Computer Infrastructure and We May Experience Impact from the Year 2000 (Y2K) Problem on Computer Systems

         The Y2K issue is the result of computer programs and embedded hardware systems having been developed using two digits rather than four to define the applicable year. These computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to comply with the Y2K problem. Many of our customers maintain their Internet operations on commercially available operating systems, which may be impacted by Y2K complications. In addition, we rely on third-party vendors for certain software and hardware included within our services, which may not be Y2K compliant. If our internal computer systems or third-party equipment or software fail or if systems maintained by our suppliers fail to operate properly because of the Y2K problem we could incur significant unanticipated expenses, system interruptions and loss of data. Any of these events could harm our reputation, business and operating results.

We Cannot Assure You of the Success of Our Business Plan

         While our predecessor (Recom Technologies, Inc.) has been successful in servicing government contracts, we cannot assure you that we will be able to effectively and profitably employ the skills and technologies used in governmental applications in a commercial environment. Investors should not infer that any success achieved by our predecessor will benefit or be duplicated by us. Recom Technologies, Inc. did not transfer its market distribution system, sales force or customer base to us. The business practice of dealing with private commercial customers is different from dealing with governmental customers. Certain risks that are less likely to exist in governmental operations are more apparent in commercial operations, including longer payment cycles, uncertainty in economic viability and creditworthiness of customers, local business practice, vulnerability to changes in economy and greater susceptibility to competition and competitive pricing. We cannot assure you that the business experience or model utilized by RTI will work for our commercial customers.

We Are Dependent on Management for Successful Operations and Continued Growth

         Our growth depends on continued active participation of our President, John C. Epperson, Jr., and the rest of our management team. If we lose management team members or cannot recruit and train additional key technical and sales personnel it will hurt our business and operating results. We cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for our business' development. We have employment contracts with only a few of our employees and we do not have key-person life insurance policies on any of our employees.

Rapid Technological Change and Introduction of New Services Could Leave Our Business Obsolete

         The information technology industry is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. These changes could disrupt our business and render our services obsolete. Our future success will depend in large part on our ability to anticipate and respond to advances, changes and new product introductions. If we fail, it could have a material adverse effect on our competitive position and results of operation. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to perform as expected.

We Are in a Competitive Market for Technical Personnel

         Our success depends in part on our ability to attract, hire, train and retain qualified managerial, technical and sales and marketing personnel. Competition for skilled computer personnel is intense. We may not be successful in attracting and retaining the technical personnel we require to conduct and expand our operations successfully. Our operations could be materially adversely affected if we are unable to attract, hire, train and retain qualified personnel. Most of our sales and marketing personnel have recently joined us and have limited experience working together. We may not be able to compete successfully against bigger and more experienced sales and marketing organizations of our competitors.

You Will Pay More for the Shares than Previous Shareholders

         Our present shareholders acquired a controlling interest at a nominal cost, which is substantially less than you will pay for the Shares. Most of the Selling Stockholders paid only $1.25 per Share. You will bear nearly all of the financial risk of our anticipated activities. Certain management and existing shareholders stand to realize benefits from significant stock ownership. You will pay substantially more per share than certain existing shareholders paid for their shares.

You May Not be Able to Sell All of Your Shares at Once

         Currently our stock is very thinly traded and has a limited market. Very few of our shares are traded each day. Except for a few limited states (e.g., Utah and Nevada), we have not yet secured exemptions from registration for secondary trading in any other states. We cannot assure you that an active market will develop so that the Shares can be freely resold. With such a limited market, the price at which our registered Common Stock trades may be highly volatile. In addition, other events such as quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors, could result in wide fluctuations in the market price of our freely traded shares. There can be no assurance that a regular trading market will develop for our securities. Even if a regular market is developed it might not be sustained.

Our Common Stock is Currently Treated as a Penny Stock

         Our Common Stock currently trades on the OTC Bulletin Board at a price of less than $5.00 per share. Our stock is subject to the Penny Stock Rules under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally have a price of less than $5.00. There are numerous rules and restrictions that must be followed to sell our shares. These requirements may reduce purchases of our shares and trading activity in the secondary market for our Common Stock. As long as our Common Stock is subject to the penny stock rules, investors in this Offering may find it more difficult to sell their Shares.

Our Accountant Have Noted That We May Fail to Continue as a Going Concern

         Our accountants have expressed in our financial statements, the risk that we may not continue as a going concern. If we are unable to improve our balance sheet and develop significant revenues from operations, we will not be able to continue as a going concern or raise additional capital, resulting in a total loss of your investment.

Our Officers and Directors Have Voting Control of Our Common Stock

         Our executive officers and directors beneficially own approximately 45% of the outstanding shares of Common Stock. Our Certificate of Incorporation does not authorize cumulative voting with respect to the election of directors. Our officers and directors are in a position to control the Company by being able to nominate and elect our Board of Directors. The Board of Directors establishes corporate policies and has the sole authority to nominate and elect our officers to carry out those policies. Prospective investors therefore will have limited participation in our Company's affairs.

Our Bylaws and Delaware Law Each Contain Anti-Takeover Provisions

         Our Bylaws have antitakeover provisions designed to have the effect of making it discourage a third party from attempting to acquire control of the Company. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. Section 203 of the Delaware General Corporation Law, specifically prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years unless certain conditions are met. These provisions could limit the price that certain investors might be willing to pay in the future for our stock.

We Do Not Pay Dividends

         We do not anticipate generating significant cash flows from operations in the near future. If we do generate significant cash flow from operations we presently intend to use those cash flows to finance further growth of our business and not to pay dividends to our shareholders. Accordingly, investors should not plan to receive dividends.

Projections and Forward-Looking Statements

         This Prospectus contains statements regarding matters that are not historical facts and constitute forward-looking statements within the meaning of
Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. Because the outcome of the events described in such forward-looking statements is subject to risks and uncertainties and in the nature of projections or predictions of future events, which may not occur, actual results may differ materially from those expressed in or implied by such forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we cannot give any assurance that our expectations will be achieved. Our future revenues and profitability, if any, are impossible to accurately predict due to uncertainty as to possible changes in economic, market and other circumstances. Certain of the factors that could cause actual results to differ from our expectations are set forth in these Risk Factors and in Managements Discussion and Analysis of Financial Condition and Results of Operations under Item 6 of Part II of the Company's form 10-KSB for the year ended December 31, 1998. You are urged to consult with your own advisors regarding any revenue, financial, business and other projections contained herein.

Future Resale of Securities

         Most of our promoters and controlling shareholders hold shares of our Stock that are or will be eligible for resale in the future. If these insiders sell Shares, it could have a substantial adverse impact on the market price of our securities. Currently, only approximately 5% of our shares are freely tradeable. The Shares registered in this Prospectus will substantially increase the number of freely tradeable shares. This new surplus could dramatically reduce the market price of the Shares. Additionally, a large number of our Shareholders currently have restricted Shares. Many of these Shares will be freely tradeable in the future. This will further increase the number of Shares in the open market. Supply of Shares may outweigh the demand for Shares. This will cause the price to drop. Substantially more shares will become eligible for resale in the next two years, especially under new, shorter, one year Rule 144 holding periods. The availability of freely traded shares in this magnitude could have a material adverse effect on the value of the Company's publicly traded shares.

Limitation of Liability

         Our corporate character provides that our directors shall not be personally liable for monetary damages to the Company or its shareholders for a breach of fiduciary duty as directors, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages against our directors.

                           DESCRIPTION OF OUR BUSINESS

The Company

         We were formed to develop and service commercial computer networks from offsite or remote access via modem and the Internet. We intend to provide computer support to our customers from our central offices. We are an affiliate of Recom Technologies, Inc. (RTI). RTI has extensive historical experience in providing for technical services related to basic business utilities and network systems.

         We intend to become a national service provider that develops and services small and mid-size commercial computer networks. Our services will include local and wide area networks, the Internet and intranets. We anticipate servicing our customers on an on-site and off-site basis. We plan to provide unique hardware and software configurations for the networks we service, including their implementation, operation and servicing. In this way, we intend to provide a complete service package for the commercial and business computer client.

         We plan to introduce our services and products initially to the Sacramento area and then expand from there as resources allow. The Sacramento Valley is a fast growing business region and is already experiencing rapid growth in technology-related companies. We believe it provides an excellent incubator for the growth of our business.

Opportunity to Manage Total Cost of Ownership

         The information technology industry is characterized by rapid technological change, which often leads to increased costs of maintaining internal information technology resources capable of responding to such change. Companies have more desktop computers than ever before. Supporting these systems often depletes the companies' ability to focus on their core business or take advantage of important new technologies. Many organizations react by hiring temporary staff, yet real expertise and reliable results are hard to find. Increasingly, companies are solving this problem by outsourcing basic desktop and network support services.

         Besides the cost savings, other key areas of outsourcing are the ability to make major capital reinvestments in systems every three years and sufficient information technology staff to complete needed business growth projects. We believe that this movement will enhance our services business. We intend to address the total cost of ownership problem and other related Information Technology issues by providing the ability to "selectively out-task" specific desktop and network support responsibilities.

         We plan to offer the following services:

         Technology and Support Planning

         We will offer technology planning to help our clients assess how their business is currently deploying and supporting distributed computing systems. Our assessments will seek to identify opportunities for improving desktop and network support functions.

         Help Desk Services and User Training

         We will take a  proactive  approach  to user  support  for  desktop and network applications focusing on continuous improvement to maximize productivity. Our training courses will be directed at increasing user productivity while decreasing the levels of support.

         Maintenance and Asset Management Services

         Another one of our goals is to minimize user downtime and reduce the cost of on-site technical support. Through our umbrella of maintenance services, we will provide responsive, single-source maintenance for desktop and network equipment. We hope to teach our clients how to regain control of their computer systems and manage cost through our careful tracking of PC and networking systems.

         Network Services

         We will offer a single source for network re-engineering, architecture planning, integration, operations, network management, administration and support. These services will be provided for local and wide area network and Internet/intranet systems.

         Full-Service Leasing

         We plan to offer our clients a full-service leasing program for desktop, laptop and servers. Our anticipated full-service leasing program will combine management services with flexible financing that lets clients upgrade or trade in assets at virtually any point during the lease term.

         Information Technology Staffing

         We will provide insource (client managed) or outsource (RMSI managed) technical staff with a wide range of capabilities, including PowerBuilder, Oracle and SilverStream.

Services Strategy

         Our strategy is to become the leading provider of high quality information technology services to commercial customers. We intend to provide the same high-quality technical support provided to computing intensive government organizations such as NASA by using proven business practices and support technologies based on proprietary and intellectual assets assigned to us by Recom Technologies, Inc.

         We will provide specialized "out-tasking" service level agreements designed to meet our clients' prioritized operational needs. Our service agreements will measure and report critical performance indicators such as system availability, system performance, customer satisfaction, call and ticket volume, mean response time and mean time-for-repair.

         Our remote support center will seek the capability to predict failures and solve problems before they become apparent to the customer. Real-time asset management will be used to determine the status of all network components at any given time and this information will be available for customer review through secure access on the user support web site. Knowledge bases will be used by the remote support staff for problem resolution and also made available to users for "self help" on the web site.

         The remote support center, user support web site, and knowledge base will better leverage our senior technical staff by reducing the time needed for on-site visits. With remote control capabilities like remote boot and software distribution, many systems problems will be resolved without sending a technician on-site.

         To further streamline our service, we will provide a knowledge base directly to our customers through our web site. This web site will allow customers to:

              resolve many common problems themselves; obtain real time operational status of computing resources; submit trouble calls and track their resolution; and receive training on standard desktop/network software.

         Our support services will concentrate on desktop (Windows NT/95/98), client/server network architectures (Microsoft NT and Novell Netware) and internet/intranet systems.

         System maintenance and management functions will include:

              software installations, metering and updates; remote systems monitoring, optimization and tuning; system/data back-up and recovery; data security and virus protection; asset management; and preventative maintenance.

         We will also provide a complete range of desktop support services that eventually will include the lease of systems/services. Moreover, utilizing proprietary processes developed by Recom Technologies, Inc. and the latest remote agent software, we will seek to provide superior services that are not currently available to the mid-level market.

Market Analysis

         The information technology industry is characterized by rapid technological change, which often leads to increased costs of maintaining internal information technology resources capable of responding to such change. International Data Corporation's 1998 study predicts that the computing support outsourcing market will grow from $7.9 billion in 1997 to $17.4 billion in 2002. We believe that growth potential of our target market appears significant on a regional, national and international level. We believe that as companies strive to compete and utilize complex new technologies, more companies will move toward outsourcing their information technology requirements.

         A survey of Northern California companies that offer network services reveals that three companies are currently dominant and offer only "time and materials" support. Also, the largest companies are hardware vendors first and services suppliers second.

         We believe that we are positioned to become a significant participant in this market. Through our relationship with Recom Technologies, Inc., we have a group of well-qualified technical staff, in-place procedures, local support infrastructure and knowledge of local businesses. In addition, we have the ability to support the State of California through RTI's current California Master Agreement for Services, thereby enabling state agencies to buy services through a pre-negotiated contract vehicle.

         This marketing niche was selected by us for several reasons:

         o Corporate networks (including local area, wide area, Internet and Intranet connections) are a rapidly growing market.
         o It has a rapidly growing customer base (the Sacramento region is forecasted to be one of the fastest growing regions in the state and the country and is already experiencing a large migration of companies from the Silicon Valley).
         o Companies know that technical talent is expensive and difficult to find.
         o In-house expertise and small consulting firms seldom offer a full range of capabilities to completely satisfy enterprise networking requirements.
         o Large companies already have sufficient in-house expertise or outsource to large service providers; moderate size companies rarely enjoy a consistent and reliable level of support.

         o    Often  customers  must  deal with  several  vendors  for  complete
              network  services.   This  inevitably  leads  to  delays,  "finger
              pointing" and an unreliable level of support.

         After we are established in the Sacramento Valley, we intend to expand the regional service concept to other growing west coast business regions such as: South Bay, San Francisco, Portland, Seattle and Vancouver.

         We plan to capture a significant market share by implementing a remote support center, a user support web site and by extending Recom Technologies, Inc.'s brand name recognition for quality and reliability. The remote center and web site will allow us to offer a level of technical support not affordable by any one mid-size company.

Marketing Plan

         Our marketing plan is to demonstrate the benefits of the services our remote support center, our web site as and our the field technicians. Marketing and sales will be targeted through the following main initiatives:

         Marketing alliance with Capital Communications

         We plan to establish a mutual marketing agreement with Capital Communications, which provides telecommunications systems to small to mid-sized businesses in the Sacramento region and is recently under new management. As a long-standing regional business, Capital Communications has a client list consisting of 2,000 contacts.

         Direct Sales and Marketing to Companies having Difficulty Recruiting Technical staff

         We intend to market and sell our information technology services through our own direct sales and marketing personnel. The initial targeted market consists of those companies having difficulty recruiting senior technical staff. We will organize our information technology services business such that each service technician maintains a direct relationship with certain of our service customers. Specific marketing programs vary by target customer. We believe that our direct sales approach, including having our service technicians serve as client-relationship managers, leads to better account penetration and management, better communications and long-term relationships with its clients and greater opportunities for follow-on sales of products and services to its existing client base.

         Hardware and Software

         We  plan   to   establish   strategic   alliances,   partnerships   and
certification and distribution agreements with the following hardware and software vendors:

          Microsoft               Cisco                     Hewlett Packard
          3 COM                   IBM                       Dell
          Remedy                  Serviceware               Intel
          Novell                  Sun                       Oracle

         These agreements will allow us to implement and support a wide range of technologies.

         Expanding Customer Base Through Acquisitions

         Market growth will be accomplished by acquiring several high potential technology companies that will have established customers in the Sacramento region. These acquisitions will also provide technical staff and the associated infrastructure needed to support our rapid growth. Our plan for acquisitions is:

              Desktop/Network Systems Integrators and VARs
              Business Internet Service Provider
              IT Recruiting/Staffing Agency
              IT Training Center

Asset Acquisition

         In June, 1999, we completed the purchase of substantially all of the assets of Valley Networking Corporation ("Valley") (the "Valley Agreement"), in exchange for cash, equity and other consideration, including the assumption of long-term debt in the approximate amount of $125,000. We acquired substantially all of Valley's equipment, facilities, inventory and other assets identified in the Valley Agreement.

Intellectual Property

         We regard our intellectual property, including software, as proprietary and rely on a combination of copyright, trade secrets, confidentiality procedures and contractual provisions, including employee and third-party nondisclosure agreements to protect our proprietary rights. We will seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We have not filed any application to register trademarks or copyright and presently have no patents or patent applications pending. We believe that the ownership of patents is not presently a significant factor in its business and that our success does not depend on the ownership of patents, but primarily on the innovative skills, technical competence and marketing abilities of our personnel. We will require its personnel to enter into confidentiality agreements.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information we regard as proprietary.

Competition

         We believe that the competition for systems integration and technical support fall into two main categories, those services provided by (i) large international consulting firms such as EDS and Anderson Consulting and Big 5 accounting firms, and (ii) small local and regional providers. The market for larger company clients, typically using over 1,000 terminals, is primarily dominated by the large international firms servicing Fortune 1000 firms which are not our primary market. These firms include Hewlett Packard, IBM, G.E. Capital Information, Compaq/Digital and the Big 5 accounting firms and consultants described above. We believe, however, that the market for smaller companies utilizing 25 to 500 terminals consist largely of small 4 to 6 engineer consulting firms or mid-sized regional firms, none of which control any particular segment of the industry. We do not intend to try to compete with companies such as EDS or the Big 5 accounting firms, which typically draw their clients from their own accounting or client base. We will compete directly with smaller public companies operating in the Bay Area and Central California region such as INS, and Quest Microservice and the small independent consultants which are prevalent in the market place.

Employees

         We currently have 14 employees; 4 management, 1 administrative, 8 consulting and 1 sales and marketing. We believe that we have good relations with our employees. We are not subject to any collective bargaining agreement.

Property

         We currently operate within the offices of Recom Technologies, Inc. in Sacramento, California, pursuant to a sublease agreement for which we are obligated to pay RTI $3,940 per month and reimburse all other operating costs not covered in the Lease Agreement by RTI.

Recent Reorganization

         We were formed through the merger of J-2 Technologies, LLC, a newly formed California limited liability company spun-off by affiliates of Recom Technologies, Inc. and Mt. Olympus Enterprises, Inc., a ten year old publicly-traded shell organized under the laws of the State of Delaware, which had not conducted business since its inception. We are the surviving entity of the reverse merger, formed to exploit certain commercial applications of skills and techniques developed by Recom Technologies, Inc. formerly only used in the government sector.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

         This Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in or incorporated by reference into this Prospectus, are forward-looking statements. In addition, when used in this document, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. These forward looking statements are subject to certain risks, uncertainties and assumptions including those risks described in our annual report on Form 10-KSB, as well as in this report on Prospectus. Should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Although we believe that the expectations we include in such forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct.

         Among the key risks that could cause actual results to differ materially from expectations are estimates of costs, projected results or anticipated results.

         The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto.

Results of Operations

         For the three months ended March 31, 1999 and the cumulative period July 31, 1998 (inception) to December 31, 1998 and March 31, 1999, revenues from information technology consulting services (IT Revenue) totaled $171,932, $79,292 and $251,224, respectively. IT Revenues from a single customer with a master contract that has month-to-month terms totaled $126,086, $79,292 and $205,378 for the three months ended March 31, 1999 and the cumulative period July 31, 1998 (inception) to December 31, 1998 and March 31, 1999, respectively.

The Company believes that it has a very good relationship with the customer and expects the contract to continue for the foreseeable future. IT Revenues under a separate month-to-month contract with a second customer totaled $35,741 for the three months ended March 31, 1999. The Company also earned IT Revenue of $10,105 during the three months ended March 31, 1999 from Recom Technology, a related party.

         The net loss of $223,861, $79,161 and $303,022 for the three months ended March 31, 1999 and the cumulative period July 31, 1998 (inception) to December 31, 1998 and March 31, 1999, respectively, can be attributed to development, marketing and selling, and general and administrative expenses incurred during the Company's developing stage.

Recent Financing

         On June 15, 1999, we completed a private placement offering of 504,000 shares of common stock at $1.25 per Share and 50,000 Shares at $2.00 per Share yielding to us gross proceeds of $730,000. The shares were sold to 19 accredited investors. Net proceeds to us, after selling commissions of $78,650 and direct offering costs of $46,500, totaled $604,850. We intend to use the net proceeds in our continuing operations.

Liquidity and Sources of Capital

         As of December 31, 1998 and March 31, 1999, we had current assets of $99,307 and $353,550 with current liabilities of $374,541 and $431,750, respectively. This represents a negative working capital of $275,234 and $78,200, respectively. Cash flows provided by (used in) operating activities, totaling ($245,788), $57,984 and ($187,804) for the three months ended March 31, 1999, and the period July 31, 1998 (inception) to December 31, 1998, and March 31, 1999, respectively, were generated primarily from changes in current assets and liabilities.

         Cash flows used in investing activities of $88,238 for the three months ended March 31, 1999 was expended on information technology infrastructure used to support the Company's developing business Cash flows used in financing activities from inception through December 31, 1998 included the inflow of $190,000 from notes payable to stockholders offset by $202,443 of expenses related to the reverse acquisition. Cash flows from financing activities during the quarter ended March 31, 1999 primarily consisted of the $504,850 of net proceeds from the private placement offering.

Our Plan of Operation for the Next Twelve Months

         Our planned business execution during its development stage will require us to pursue sources of capital funding during the next twelve months in addition to the capital raised in the March and June of 1999, private placement offering. These funds are expected to be used for the continued development of our technology infrastructure necessary to support its planned service offerings, anticipated business acquisitions, and to support an expected increase in the number of our employees.

Year 2000

         There is significant concern that certain computer programs and computers are not presently configured to recognize the year 2000 or succeeding years. This defect in computer functions could have a serious adverse impact upon our industry and other industries if various computer programs and applications cease to function or function erroneously as we approach the year 2000. We view the year 2000 compliance problems it may face to fall within three general categories:

         1. The potential impact on our own information technology.

         2. The potential impact of the possibility of collateral failure or miss-function in non-IT systems due to their computer components such as telephone systems, security systems, etc.

         3. The potential adverse effect upon us from year 2000 failure among third party service providers.

         We believe that we have addressed all of our year 2000 problems related to our owned IT systems and have determined that our existing, as well as in-development, internal hardware and software will function past the year 2000 without modification. We have also addressed our non-IT systems and believe that these systems also will function past the year 2000, without modification. We do not believe that there are any feasible plans to adjust operations to potential industry-wide problems, such as may occur with suppliers or outsource consultants. We will deal with those problems when and if they arise on a case-by-case basis.

         Amounts incurred by us related to the year 2000 for the period July 31, 1998, (inception) to December 31, 1998, were not significant. Amounts expected to be spent in 1999 are also not expected to be significant.

                                 USE OF PROCEEDS

         Since the only securities being offered are those of the Selling Stockholders we will not receive any of the proceeds from the sale of the Shares.

                                    DILUTION

         Since we do not receive the proceeds of the sale of the Shares, we will not experience any direct dilution. The existing shareholders paid substantially less per Share than the Offering Price of the Shares sold by this Prospectus.

                                 CAPITALIZATION

         The following table describes our actual capitalization as of March 31, 1999 and our capitalization as adjusted to show the sale of our Common Stock and receipt of net proceeds pursuant to the private placement completed in June 1999.

                                                       March 31, 1999
                                                    Actual     As Adjusted
                                                   -----------------------
Short Term Debt:

Notes payable to stockholders                      $190,000       $190,000
                                                   ========       ========
Stockholders' equity (deficit):

Common Stock, $0.001 par value; 50,000,000
 shares authorized; 3,119,000 and 3,169,000
 shares issued and outstanding, respectively          3,119          3,169

Additional paid-in-capital                          504,656        604,606

Accumulated deficit                                (488,022)      (488,022)
                                                   ---------      ---------

Total stockholders' equity (deficit)                 19,753        119,753
                                                   ---------      ---------
        Total capitalization                       $209,753       $309,753
                                                   ---------      ---------

                              SELLING STOCKHOLDERS

         The Selling Stockholders offering the Shares pursuant this Prospectus are as follows:

                                                                Shares Being
                                                Shares Owned      Offered       Shares Owned
                                                Prior to this    Pursuant to     After the
Name of Selling Stockholder(1)                    Offering     this Prospectus  Offering (2)

Sarah H. Lynch                                      2,000           2,000         -0-
John F. Lynch                                      20,000          20,000         -0-
Ronald K. Zinszer                                   3,000           3,000         -0-
Robert L. Lansdowne                                 1,000           1,000         -0-
Ellis E. Acklin                                     8,000           8,000         -0-
Wink Capital Mgmt. Ltd.                            20,000          20,000         -0-
Darryl S. Brasseale                                 2,000           2,000         -0-
P. Cory Roberts                                    10,000          10,000         -0-
Christopher Lynch                                  14,000          14,000         -0-
Carousel Partners
(Spear, Leeds & Kellogg)                           40,000          40,000         -0-
The Lamborn Revocable Trust                        20,000          20,000         -0-
Rudolf Limpert                                     10,000          10,000         -0-
Thair Schneiter                                     4,000           4,000         -0-
V. Mark Peterson & Dennis Madsen                   40,000          40,000         -0-
Dr. Phil Taylor                                    10,000          10,000         -0-
Atlas Finance Inc.                                220,000         220,000         -0-
Sarasu Enterprises, Inc.                           80,000          80,000         -0-
Mackenzie Shea, Inc.                               20,000          20,000         -0-
Avon Brill, LLC                                    20,000          20,000         -0-
Haxton Corporation                                 20,000          20,000         -0-
Brent Y. Suen                                      10,000          10,000         -0-
Sione Tangen                                        5,000           5,000         -0-
Boyd & Chang, LLP                                  26,000          26,000         -0-
The William R. Sperry and Nancy J. Sperry          25,000          25,000         -0-
   1997 Revocable Trust
William and Mary Ho                                25,000          25,000         -0-

TOTALS                                            655,000         655,000         -0-


-------------------
(1) Each Selling Stockholder has sole voting and investment power with respect to the Shares beneficially owned by such Selling Stockholder. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act.
(2) Assumes all of the Shares of Common Stock beneficially owned by the Selling Stockholders and registered hereunder are sold.

                                LEGAL PROCEEDINGS

         We have not sued and are not being sued by anyone. We are not a party to any pending legal proceedings, nor are we aware of any threats to sue us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our 7 Member Board of Directors currently consists of Jack Lee, Syed Shariq, Ph.D., John C. Epperson, Jr., Robert Iger, Roger L. Akers, Curt Pringle and John Flynn. The following table sets forth information about our present directors and the senior officers. Directors are elected at our annual shareholders meeting and serve for one year or until their successors are elected. Officers are elected by the Board and their terms of office are, unless governed by employment contracts, at the discretion of the Board.

              Name                          Age               Office
              ----                          ---               ------

         John (Jack) C. Epperson, Jr.       50         Chairman of the Board and
                                                       Chief Executive Officer

         G.K. (Jack) Lee                    62         Director, Secretary

         Syed Z. Shariq, Ph.D.              49         Director

         Robert S. Iger, Esq.               57         Director

         John T. Flynn                      49         Director

         Curt Pringle                       39         Director

         Roger L. Akers                     45         Director

         James P. Joyce                     43         Chief Operating Officer

         James D. Collins                   30         Chief Financial Officer

         Jamie B. Madison                   45         Vice President, Marketing
                                                       and Sales

         John (Jack) C. Epperson, Jr. has served as our Chairman of the Board and Chief Executive Officer since August 1998. He also currently serves as the Executive Vice President of Recom Technologies, Inc. a related corporation. He has more than 27 years of experience in the field of corporate management, information technology and facility support services. We continue leasing Mr. Epperson's services on a part-time basis from Recom Technologies, Inc. under a three-year Executive Employment Agreement that has not yet been finalized. Mr. Epperson has acted as an entrepreneur on the founding of three successful information service companies and currently serves on the Board of Directors of Miranet, Inc., Recom International and Recom Applied Solutions.

         G.K. (Jack) Lee has served as our Secretary and a Director since August 1998. Mr. Lee was a founder of Recom Technologies, Inc. and has more than 25 years experience in the information technologies services field, including 20 years in management. Mr. Lee currently serves as President of Recom Technologies, Inc. and as a member of its Board of Directors. He is also a Board Member for Goodwill Industries and Attention Control Systems, Inc.

         Syed Z. Shariq, Ph.D. has served as one of our Directors since November 1998. Dr. Shariq is Assistant to the Center Director for Strategic Alliances at NASA Ames Research Center. He has also served as Director of Ames Commercial Technology Office. Prior to joining NASA, Dr. Shariq served as a Senior Associate with Montgomery Securities. He has served on the faculties of several universities, including Duke and John Hopkins, and is a visiting faculty fellow at Stanford University and University of Texas at Austin. Dr. Shariq is also a member of numerous advisory groups, including the Governor's California Information Technology Commission.

         Robert S. Iger, Esq. has served as one of our Directors since November 1998. Mr. Iger, in addition to practicing law since 1994, has served on various boards and in executive positions with LAR Holding, Ltd., Oxford First Corporation and Xerox Corporation. Mr. Iger's practice concentrates on corporate and securities law.

         John T. Flynn has served as a Director of the Company since December 1998. Mr. Flynn currently serves as a Vice President with Litton/PRC with responsibilities for state and local government programs. Mr. Flynn was appointed by Governor Pete Wilson in November 1995, as California's first chief information officer to oversee the state's two billion dollar annual investment in information technology and telecommunications, a cabinet-level agency reporting directly to the Governor. Previously, Mr. Flynn served as the state of Massachusetts' first chief information officer since July 1994 after spending a year as the Director of the Commonwealth's Office of Management Information Systems. In October 1997, he was elected President of the National Association of State Information Resources Executives (NASIRE). Mr. Flynn also serves on the U.S. General Accounting Office Executive Counsel on Information Management and Technology. He is also a member of the Board of Advisors of the Fisher Center for Management and Information Technology at the University of California, Berkeley.

         Curt Pringle has served as one of our Directors since January 1999. Mr. Pringle currently serves as a founder of Curt Pringle and Associates, a firm that specializes in public relations, consulting and government affairs. Previously, Mr. Pringle completed his final term with the California State Assembly in November 1998. After serving two years from 1988-1990, he was re-elected to the Assembly in 1992 and finished his final years of service allowed under term limits. In January 1996, Mr. Pringle was elected Speaker of the California State Assembly and presided as Speaker until November 1996, the longest serving Republican Speaker in thirty years.

         Roger L. Akers has served as one of our Directors since February 1999. Mr. Akers is a senior level executive with 20 years of experience (15 in management capacity) in information technology related businesses. A majority of Mr. Akers experience has been in the facilities management, management consulting, and systems development segments of the national and regional consulting services industry. He spent eleven years building an eight office regional consulting company employing over 400 employees serving public and private sector clients throughout the western U.S. His most recent two years have been spent providing strategic consulting to Fortune 100 companies, including executive staff development and equity capital development for emerging technology related businesses.

         James P. Joyce has served as our Chief Operating Officer on a full-time basis since August 1998. Mr. Joyce has more than 21 years of experience in providing information system services. Most recently, he served as Director of the IT Consulting Division within Recom Technologies, Inc. since 1993. Previously, Mr. Joyce had a distinguished career in Information Systems with the

US Air Force. His varied technical experience included teaching computer science at the US Air Force Academy and managing a $25 million automation effort in support of the F-117 Stealth Fighter.

         James D. Collins has served as our Chief Financial Officer on a part-time basis since November 1998. Mr. Collins was with PricewaterhouseCoopers LLP since 1990, where he was a senior manager prior to joining us. A majority of Mr. Collins experience has been related to strategic financial consulting, management of financial due diligence and acquisition efforts, and management of initial and other public offerings.

         Jamie B. Madison has served as our Vice President, Marketing and Sales on a full-time basis since December 1998. Ms. Madison has performed technical marketing and sales for 16 years. With specialties in software products and services, she has consistently performed as top revenue producer for several companies. She served as Western Regional Account Manager for Client/Server Labs where she developed a marketing strategy and closed sales with several banking institutions. She developed a region that grew to become the top revenue producer in the company. Her prior responsibilities included Director of Outsourcing Alliances with Novadigm, Marketing Manager for Optima Software - a company of which she was a founding partner, and Account Manager for Sterling Software. Ms. Madison has consistently developed innovative marketing strategies that have resulted in sales volumes that exceeded goals.

                              ---------------------

         We are not aware of any "family relationships" (as defined in Item 401(d) of Regulation S-K promulgated by the Securities and Exchange Commission) between any of the directors and/or any of the executive officers.


                             WHO CONTROLS OUR STOCK

         The following table sets forth the number of Shares beneficially owned as of March 31, 1999, by (i) owners of more than 5% of our Shares, (ii) each of our executive officers, and (iii) all our executive officers and directors.

                                                          Number of  Percentage
        Name and Address                                  Shares     of Shares
        of Owner                           Position       Owned      Outstanding

        John C. Epperson, Jr. (1)(3)       Chairman
        2412 Professional Drive            and CEO        300,000       9.17%
        Roseville, CA 95661

        Jack Lee (1)(3)                    Secretary
        19108 Bonnet Way                   and Director   300,000       9.17%
        Saratoga, CA 95070

        Recom Technologies (2)                            660,500      20.20%
        2412 Professional Drive
        Roseville, CA 95661

        James Joyce (3)                    COO             57,000       1.74%
        2412 Professional Drive
        Roseville, CA 95661

        Syed Shariq, Ph.D. (3)             Director        25,000       0.76%
        204 Robin Way
        Menlo Park, CA 94025

        Robert Iger, Esq. (3)              Director        20,000       0.61%
        601 Lido Park Drive, Suite 4F
        Newport Beach, CA 92663

        John Flynn (3)                     Director        20,000       0.61%
        11719 Prospect Hill Drive
        Gold River, CA 95670

        Curt Pringle (3)                   Director         5,000       0.15%
        2532 DuPont Drive
        Irvine, CA 92612

        Roger Akers (3)                    Director         5,000       0.15%
        8436 Marina Vista Lane
        Fair Oaks, CA 95628

        All officers and directors
              as a group                                1,392,500      42.58%

Other Controlling Stockholders

           Kayne International             None           280,000       8.56%
           c/o Hutchings, Barsamian & Levy
           110 Cedar Street, Suite 250
           Wellesley Hills, MA 02181

           Soma 2000, LLC                  None           340,000      10.40%
           640 Bercut Drive #A
           Sacramento, CA 95814

                            DESCRIPTION OF OUR SHARES

Common Stock

         We are authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share. As of June 15, 1999, there were 3,270,000 shares of Common Stock issued and outstanding. Each share entitles the shareholders to one vote. Shareholders do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so. If this occurs, the holders of the remaining shares will not be able to elect any Directors. Our bylaws require that it takes only a simple majority of the issued and outstanding shares of our Common Stock to transact business at a shareholders' meeting. The Shares have no preemptive, subscription or conversion rights nor may we redeem it.

Preferred Stock

         There are no shares of Preferred Stock issued or outstanding.

Dividends

         Our shareholders are entitled to dividends if any are declared and are entitled to a pro rata portion of our assets if we liquidate or dissolve our business if our assets are not first distributed to our creditors. Our Board of Directors has complete control over whether or not we pay dividends to our shareholders. We have never paid any dividends on our common stock. We currently plan to retain all future earnings for use in our business. We do not anticipate paying any cash dividends in the foreseeable future.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Principals or attorneys of Boyd & Chang, LLP, have the ability to exercise voting control 150,000 shares of our Common Stock issued for the benefit of various parties. Boyd & Chang also received 26,000 Shares in exchange for past legal services, and are selling these Shares in this Offering.

















------------------
1. Also an officer, director and controlling shareholder of Recom Technologies, Inc., and should be considered the beneficial owner and to have control over the 660,500 shares of the Company owned by Recom Technologies, Inc.
2.            Recom Technologies is owned and controlled by Jack Lee and John C.
              Epperson, Jr.
3. Each of these officers and directors are entitled to receive or have received stock options vesting over various intervals as described in the Executive Compensation Section of this Prospectus. See "Executive Compensation" and "Directors Compensation."

                             DESCRIPTION OF PROPERTY

         Our corporate headquarters are located in Roseville, California. We sub-lease our office facilities for $3,940 per month under a month-to-month lease agreement with Recom Technologies, Inc., an affiliated entity in which our Chairman and Chief Executive Officer, John Epperson, Jr., and Director and Secretary, Jack Lee, are officers, directors and controlling shareholders. We believe that our current facilities, approximately 1,000 square feet, are adequate to meet our foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable rates.


         Our corporate headquarters are located in Roseville, California. We sub-lease our office facilities for $3,940 per month under a month-to-month lease agreement with Recom Technologies, Inc., an affiliated entity in which our Chairman and Chief Executive Officer, John Epperson, Jr., and Director and Secretary, Jack Lee, are officers, directors and controlling shareholders. We believe that our current facilities, approximately 1,000 square feet, are adequate to meet our foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable rates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recom Transactions

         We incurred $19,700 in lease expense from Recom Technologies, Inc. from July 31, 1998, (inception) through June 15, 1999. We also leased certain employees and was provided with administrative support by Recom Technologies from July 31, 1998, (inception) through June 15, 1999, until we could establish our own infrastructure. We recorded $51,540 and $39,069 of cost of sales and operating expenses from July 31, 1998, (inception) through March 31, 1999, related to these services.

Capital Structure

         We were originally formed as a California limited liability company. We subsequently merged with an inactive Nasdaq bulletin board company, which is described in greater detail below. We recently entered into an agreement with the founding shareholders as a group to release us from certain debt to the founding shareholders and adjust their shareholdings. We thereafter conducted a 43:1 reverse split reducing the outstanding number of shares of Common Stock held by the public to 100,000 shares. We concurrently issued an aggregate of 2,505,000 shares to an aggregate of 20 shareholders, which include the officers, directors and 5% shareholders reflected in this Prospectus. On March 4, 1999, we concluded a private placement of our stock at which we sold 504,000 shares of Common Stock for $1.25 per share. As part of the private placement we issued 75,000 Shares to Mackenzie Shea, Inc., for investment banking services provided in the private placement.

Loans

         In August 1998, our predecessor, J-2 Technologies, LLC, borrowed a total of $150,000 from four of our shareholders. John C. Epperson, Jr., Jack Lee, Kayne International and SOMA 2000, LLC, loaned us $37,500 each, pursuant to one year, ten percent (10%) unsecured promissory notes. The loans were used to effect the merger. None of the Offering proceeds will be used to pay any interest or principal on the loans.

         In August 1998, Recom Technologies, Inc., loaned us $20,000 evidenced by a one year, ten percent (10%) Promissory Note, which we used to pay for appraisals and other due diligence. In November 1998, SOMA 2000 and Kayne International each loaned us an additional $10,000 pursuant to 10% Promissory Notes, which was to be used to pay certain legal and accounting bills.

Executive Employment and Consulting Agreements

         We intend to enter into a three year Executive Employment Agreement with our President and Chief Executive Officer, John C. Epperson, Jr. We have also entered into a one year Executive Employment Agreement with our Chief Operating Officer, James Joyce, and a one year Consulting Agreement with our Chief Financial Officer, James Collins. See "EXECUTIVE COMPENSATION."

              MARKET FOR OUR STOCK AND RELATED STOCKHOLDER MATTERS

         On October 30, 1998, pursuant to majority shareholder consent, Mt. Olympus Enterprises, Inc. ("MOE") completed a "Reverse Acquisition" through which control of MOE was transferred from its existing shareholders to a group of private owners of a California limited liability company, J2 Technologies, LLC ("J2"). J2 was itself a newly organized company having a date of inception of July 31, 1998. Subsequently, MOE changed its name to RECOM Managed Systems, Inc. The details of the Reverse Acquisition are more fully described in the Reverse Acquisition Agreement denominated as the "Stock-For-Interest Membership Exchange Agreement" which was filed as an Exhibit to our report on Form 8-K, dated November 12, 1998.

         At all times during any period of trading through October 30, 1998, the date of the reverse acquisition described above, the markets on which our predecessor traded must be described as locally broker generated trading lists, such as the "pink sheets." Our predecessor's trading symbol during this time was "MTOP". In connection with the reverse acquisition described above, our Shares have since traded on the NASDAQ Electronic Bulletin Board under the symbol "RMSI". Within these limitations, the following chart attempts to set-out the known high and low price on a bid and ask basis for our stock for each quarter during the previous two years. On June 10, 1999, the closing price of our Shares was $1.75.

       Year Ended December 31, 1998                Low               High

              Fourth Quarter                      $5.00            $7.00
              Third Quarter                       $6.45           $10.75
              Second Quarter                      $6.45           $10.75
              First Quarter                       $3.87            $8.60

      Year Ended December 31, 1997

              Fourth Quarter                      $3.87            $8.60
              Third Quarter                       $5.16           $10.75
              Second Quarter                      $3.87            $9.46
              First Quarter                       No quotes       No trades

         As of March 31, 1999, there were approximately 319 holders of record of the Company's Common Stock.

         Through the 3rd Quarter 1998, the above prices have been adjusted to reflect the 43:1 reverse stock split referenced above. In actuality, our Common Stock under its previous capitalization never traded above $1.00.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may offer their Shares at various times in one or more of the following transactions:

     1.       In the over-the-counter market where our Common Stock is listed;

     2.       Transactions other than in the over-the-counter market;

     3.       In connection with short sales of our Common Stock;

     4.       By pledgees or donees; or

     5.       A combination of any of the above transactions.

         The Selling Stockholders may sell their shares at the market price prevailing at the time of sale or at negotiated prices.

         The Selling Stockholders may use broker-dealers to sell their Shares. If this happens, the broker-dealers will either receive discounts or commissions from the Selling Stockholders or they will receive commissions from purchasers of Shares for whom they acted as agents.

         The Selling Stockholders may be precluded from buying and selling our Shares until all of the Shares are sold.

         We anticipate that the Selling Stockholders will attempt to sell all of the Shares. This could cause the supply of Shares to exceed demand, which could drive the price of our Shares down.

                             EXECUTIVE COMPENSATION

         The table below shows the annual and long-term compensation of our executive officers and other employees who are paid or will be paid more than $100,000 per year.

                                                                          Stock
Name                                     Position           Base Salary  Options
----                                     --------           -----------  -------
John (Jack) C. Epperson, Jr. (1)  Chairman of the Board and   $120,000   100,000
                                  Chief Executive Officer
James P. Joyce (2)                Chief Operating Officer     $110,000   100,000
James D. Collins (3)              Chief Financial Officer     $100/hr    100,000
Jamie B. Madison (4)              Vice President, Marketing   $100,000   100,000
                                   and Sales


(1) We have and intend to continue leasing Mr. Epperson's services from Recom Technologies, Inc. under a three-year Executive Employment Agreement that has not yet been finalized. At December 31, 1998, we owed Recom Technologies, Inc. $81,989 for services that included Mr. Epperson's time during 1998. In January 1999, Mr. Epperson was granted 100,000 stock options that vest ratably over a five year period beginning in January 2000.

(2) Mr. Joyce's services were leased from Recom Technologies, Inc., through December 31, 1998. Mr. Joyce became our employee on January 1, 1999. We have entered into a one year Executive Employment Agreement with Mr. Joyce that continues after December 31, 1999, on a month-to-month basis. At December 31, 1998, we owed Recom Technologies, Inc., $81,989 for services that included Mr. Joyce's time during 1998. In January 1999, Mr. Joyce was granted 100,000 stock options that vest ratably over a three year period beginning in January 2000.

(3) We have entered into a one year Consulting Agreement with Mr. Joyce to act as our Chief Financial Officer. At December 31, 1998, we owed Mr. Collins $6,000 for services rendered during 1998. In January 1999, Mr. Collins was granted 100,000 stock options vesting ratably over a five year period beginning in January 2000.

(4) We hired Ms. Madison effective January 1, 1999, when she was also granted 100,000 stock options that vest ratably over a three year period beginning in January 2000.

Directors Compensation

         We may reimburse directors for any reasonable expenses pertaining to attending meetings, including travel, lodging and meals and presently pay directors $1,000 per meeting for their service. We will issue options to outside directors (directors who are not principal shareholders or officers, which are presently limited to Syed Shariq, Robert Iger, Kurt Pringle, Roger Akers and John Flynn) to purchase up to 30,000 shares of our common stock for $.25 per share. These options have different vesting schedules (from 1 to 3 years). Mssrs. Shariq, Iger and Flynn also each receive 20,000 shares of Common Stock on the merger, which was issued as founders stock.

Other Arrangements

         We will also enter into indemnification and reimbursement agreements with our directors in the near future. We anticipate that we will also enter into consulting agreements with investment bankers and other consultants.

Stock Option Plan

         Our Board of Directors adopted and our shareholders approved our 1998 Stock Plan for Incentive and Non-Qualified Stock Options (the "Plan") in December 1998. The Plan was established to furnish incentives for employees, consultants and other participants to continue their service to us. There are 520,000 shares of Common Stock authorized for issuance upon exercise of options and stock appreciation rights granted under the Plan, which have designated vesting schedules up to 5 years. As of June 15, 1999, 483,000 options to purchase our Shares at an average exercise price of $.32 had been issued. Our Board of Directors will administer the Plan. We may have to issue additional stock, options or other incentives to attract and retain qualified management and directors, both advisory and voting. Such plans and incentives could have a dilutive effect on our Common Stock.

                              FINANCIAL STATEMENTS

         Our financial statements are filed as part of this Prospectus.

                            ANTI-TAKEOVER PROVISIONS

         Certain provisions of our Certificate of Incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. Despite our belief as to the benefits to shareholders of these provisions of our Certificate of Incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by our Board. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. These provisions will also render the removal of our Board of Directors and management more difficult and may tend to stabilize our stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. Our Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages.

                                     EXPERTS

         The financial statements appearing in this Prospectus have been audited by Burnett, Umphress & Company, LLP, Rancho Cordova, California, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of our securities will be passed upon for us by Boyd & Chang, LLP, Irvine, California.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "estimates," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Registration Statement with the SEC on form SB-2 that registers the Shares. We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

         We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         O    Annual Report on Form 10-KSB for the year ended December 31,1998;

         0    Quarterly  Reports on Form 10-QSB for the quarter  ended March 31,
              1999.

         0    Current Report on Form 8-K dated November 12, 1998; and

         O    Current Report on Form 8-K dated March 4, 1999.

                             CHANGES IN ACCOUNTANTS

         On March 4, 1999, we selected Burnett, Umphress & Company, LLP to serve as our new independent accountants and, accordingly, dismissed Whitman Drucker & Math, Inc. The decision to engage Burnett, Umphress & Company, LLP and dismiss Whitman Drucker & Math, Inc., was approved by our Board of Directors. Through March 4, 1999, there were no disagreements with Whitman Drucker & Math, Inc., on any matter of accounting and financial disclosure. It was our desire to hire auditors located in Northern California.

                                  RECOM MANAGED
                                  SYSTEMS, INC.

















                         655,000 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our bylaws provide that we will indemnify our officers and directors, employees and agents and former officers, directors, employees and agents unless their conduct is finally adjudged as grossly negligent or to be willful misconduct. This indemnification includes expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonable incurred by these individuals in connection with such action, suit, or proceeding, including any appeal thereof, subject to the qualifications contained in Delaware law as it now exists. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding will be paid by us in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by us as authorized in the bylaws. This indemnification will continue as to a person who has ceased to be a director, officer, employee or agent, and will benefit their heirs, executors, and administrators. These indemnification rights are not deemed exclusive of any other rights to which any such person may otherwise be entitled apart from the bylaws. Delaware law generally provides that a corporation shall have the power to indemnify persons if they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person is judged liable for negligence or misconduct, this indemnification will apply only if approved by the court in which the action was pending. Any other indemnification shall be made only after the determination by our Board (excluding any directors who were party to such action), by independent legal counsel in a written opinion, or by a majority vote of stockholders (excluding any stockholders who were parties to such action).

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

         IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY US OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, WE WILL, UNLESS IN THE OPINION OF OUR COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION BY US IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered are as follows:

     SEC registration fee                                     $     850
     Legal fees and expenses                                  $  20,000
     Accounting fees and expenses                             $   5,000
     Printing and engraving expense                           $   2,000
     Transfer agent fees and expenses                         $     500
     Miscellaneous                                            $   1,500
                                                              =========

     TOTAL                                                    $  29,850
                                                              =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES .

         As referenced in Management's Discussion and Analysis and Plan of Operation section in the Prospectus, we offered and sold 504,000 shares of our common stock for $1.25 per Share and 50,000 Shares for $2.00 per Share, which raised a total of $680,000. After paying to various placement agents selling commissions of 10% and a non-accountable expense allowance of approximately 3%, we realized $601,350 in net proceeds from the offering. We also paid Mackenzie Shea, Inc. 75,000 Shares for investment banking services and Boyd & Chang, LLP, 26,000 shares for various legal services. The offering was conducted as a Regulation D offering pursuant to Rule 506.

ITEM 27. EXHIBITS

Exhibits

(1)      Not applicable.
(2)      Stock-for-Membership   Interest   Agreement   dated  August  24,  1998,
         incorporated by reference to Form 8-K filed on November 16, 1998.
(3.1) Amended Articles of Incorporation dated May 10, 1991, incorporated by reference to Form 8-K filed on May 10, 1991.
(3.2)    Bylaws dated May 10, 1991. to be filed with amendment
(4)      Common Stock Certificate. to be filed with amendment
(5)      Opinion of Boyd & Chang, LLP* to be filed with amendment
(6)      Not Applicable.
(7)      Not Applicable.
(8)      Not Applicable.
(9)      Not Applicable.
(10)     Not Applicable.
(11)     Not Applicable.
(12)     Not Applicable.
(13.1) Quarterly Report on Form 10QSB dated March 31, 1999, incorporated by reference.
(13.2) Annual Report of Form 10KSB dated December 31, 1998, incorporated by reference.
(14)     Not Applicable.

(15)     Not Applicable.
(16) Letter regarding change in certifying accountant, incorporated by reference to Form 8-K dated March 4, 1999.
(17) Letter on director resignation included as part of Majority Shareholder Consent Agreement, incorporated by reference to Form 8-K dated November 12, 1998.
(18)     Not Applicable.
(19) Shareholder Statement, incorporated by reference to Form 8-K filed on November 16, 1998.
(20)     Not Applicable.
(21)     Not Applicable.
(22)     Not Applicable.
(23)     Consent of Burnett, Umphress & Company, LLP to be filed with amendment
(24)     Not Applicable.
(25)     Not Applicable.
(26)     Not Applicable.
(28)     Not Applicable.

*        To be filed by amendment.

ITEM 28. UNDERTAKINGS

         We hereby undertake to:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (a) Include any prospectus required by Section 10(a)(3) of the Securities Act.
         (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement.
         (c) Include any additional or changed material information on the plan of distribution;

         2. For determining liability under the Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

         3. File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Provide certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         For the purpose of determining any liability under the Securities Act, the Company will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective.

         For the purpose of determining any liability under the Securities Act, the Company will treat such post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement therein, and treat the Offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the city of Roseville, State of California on July ___, 1999.

         RECOM MANAGED SYSTEMS, INC.

         By:

         John C. Epperson, President

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                           TITLE                              DATE
---------                           -----                              ----

------------------------------        Chairman of the
John C. Epperson, Jr.                 Board of Directors,
                                      Principal Executive Officer,
                                      Principal Financial Officer
                                      and President                July __, 1999



------------------------------        Secretary, Director          July __, 1999
Jack Lee



------------------------------        Chief Operating Officer      July __, 1999
James Joyce



------------------------------        Chief Financial Officer      July __, 1999
James Collins



------------------------------        Director                     July __, 1999
Syed Shariq, Ph.D.


------------------------------        Director                     July __, 1999
John Flynn

                                      Vice President - Operation   July __, 1999
------------------------------
James Joyce



------------------------------        Director                     July __, 1999
Robert Iger



------------------------------        Director                     July __, 1999
Kurt Pringle



------------------------------        Director                     July __, 1999
Roger Akers

INDEX TO FINANCIAL STATEMENTS

Interim Financial Statements for the Quarter ended March 31, 1999:
         Balance Sheets at March 31, 1999 (unaudited) and December 31, 1998             F-1

         Statements  of  Operations  for the three  months  ended March 31, 1999
           (unaudited)  and the cumulative  period July 31, 1998  (inception) to
           March 31, 1999 (unaudited)                                                   F-2

         Statements  of Cash Flows for the three  months  ended  March 31,  1999
           (unaudited)  and the cumulative  peirod July 31, 1998  (inception) to
           March 31, 1999 (unaudited)                                                   F-3

         Notes to Financial Statements                                                  F-4

Financial Statements for the year ended December 31, 1998

         Report of independent accountants                                              F-6

         Balance Sheet, December 31, 1998                                               F-7

         Statement of Operations, July 31, 1998 (inception)
           Through December 31, 1998                                                    F-8

         Statement of Changes in Shareholders' Equity (deficit),
           July 31, 1998 (inception) through December 31, 1998                          F-9

         Statement of Cash Flows, July 31, 1998 (inception)
           Through December 31, 1998                                                    F-10

         Notes to Financial Statements                                                  F-11

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                           March 31,     December 31,
                                                                              1999           1998
                                                                           ---------      ---------
                                                                          (unaudited)
                                     ASSETS
Current assets:
         Cash                                                              $ 216,365      $  23,855
         Accounts receivable                                                 129,185         53,766
         Deferred offering costs                                                --           21,686
         Other current assets                                                  8,000           --
                                                                           ---------      ---------
            Total current assets                                             353,550         99,307

Property and equipment, net                                                   97,953         13,678
                                                                           ---------      ---------

Total assets                                                               $ 451,503      $ 112,985
                                                                           =========      =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
         Accounts payable                                                  $  39,156      $  10,006

Accrued professional fees                                                     13,450         62,789
         Accrued payroll, bonuses and benefits                                80,215         22,500
         Accrued interest                                                     11,942          7,257
         Due to related party                                                 96,987         81,989
         Notes payable to stockholders                                       190,000        190,000
                                                                           ---------      ---------
            Total current liabilities                                        431,750        374,541

Stockholders' equity (deficit):
         Common Stock, $0.001 par value; 50,000,000 shares authorized;         3,119          2,605
         2,605,000 and 3,119,000 shares issued and outstanding

         Additional paid-in-capital                                          504,656           --

         Accumulated deficit                                                (488,022)      (264,161)
                                                                           ---------      ---------
            Total stockholders' equity (deficit)                              19,753       (261,556)
                                                                           ---------      ---------
            Total liabilities and stockholders' equity (deficit)           $ 451,503      $ 112,985
                                                                           =========      =========


                       See notes to financial statements.

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                            Statements of Operations
                                   (unaudited)

                                                                                  Cumulative period
                                                                    Three months    July 31, 1998
                                                                   ended March 31,  (inception) to
                                                                       1999         March 31, 1999
                                                                    -----------      -----------
Revenues:                                                                   --               --

         IT staffing services                                       $   171,932      $   251,224

Cost of revenues:                                                           --               --

         IT staffing services                                           110,115          161,655
                                                                    -----------      -----------
Gross profit                                                             61,817           89,569
                                                                    -----------      -----------
Operating expenses:
         Development                                                    118,597          118,597
         General and administrative                                      56,921          132,820
         Marketing and selling                                          105,475          129,232
                                                                    -----------      -----------
Total operating expenses                                                280,993          380,649
                                                                    -----------      -----------

Operating loss                                                         (219,176)        (291,080)
Interest expense                                                          4,685           11,942
                                                                    -----------      -----------
Loss before income taxes                                               (223,861)        (303,022)

Provision for income taxes                                                  --               --
                                                                    -----------      -----------
Net loss                                                            $  (223,861)     $  (303,022)
                                                                    ===========      ===========

Basic and diluted loss per share                                    $     (0.08)     $     (0.12)
                                                                    ===========      ===========

Basic and diluted weighted average number of shares outstanding       2,818,921        2,530,016
                                                                    ===========      ===========


                       See notes to financial statements.

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                   (Unaudited)

                                                                           Cumulative period
                                                              Three months   July 31, 1998
                                                                 ended       (inception) to
                                                            March 31, 1999   March 31, 1999
                                                               ---------        ---------
Cash flows from operating activities:
         Net loss                                              $(223,861)       $(303,022)
         Depreciation expense                                      3,963           10,333
         Other                                                       320              320
         Change in assets and liabilities:

             Accounts receivable                                 (75,419)        (129,185)
             Other current assets                                 (8,000)          (8,000)
             Accounts payable                                     29,150           39,156
             Accrued professional fees                           (49,339)          13,450
             Accrued payroll, bonuses and benefits                57,715           80,215
             Accrued interest                                      4,685           11,942
             Due to related party                                 14,998           96,987
                                                               ---------        ---------
                 Net cash provided by operating activities      (245,788)        (187,804)

Cash flows from investing activities:
             Acquisitions of property and equipment              (88,238)         (88,238)
                                                               ---------        ---------

Cash flows from financing activities:
             Proceeds from notes payable to stockholders            --            190,000
             Reverse acquisition (Note 1)                           --           (202,443)
             Issuance of stock (Note 3)                          504,850          504,850
             Deferred offering costs (Note 3)                     21,686             --
                                                               ---------        ---------
                 Net cash provided by financing activities       526,536          492,407
                                                               ---------        ---------

Net increase in cash                                             192,510          216,365
Cash at beginning of the period                                   23,855             --
                                                               ---------        ---------
Cash at end of the period                                      $ 216,365        $ 216,365
                                                               =========        =========


                       See notes to financial statements.

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements

Note 1 - Organization

         Recom Managed Systems, Inc., a Delaware corporation, (the "Company") engages in the business of providing information technology desktop services and application solutions to mid-sized commercial and government entities. The Company provides a modular set of services that cover the entire lifecycle of desktops, networks and business applications from initial design through implementation, ongoing maintenance, upgrade and retirement. The Company is considered to be in the development stage as limited revenues have been derived from operations.

         The Company was formed on July 31, 1998 as J2 Technologies, LLC ("J2"), a California limited liability company. On October 30, 1998, pursuant to a "Stock-for-Membership Interest Exchange Agreement", J2 acquired all of the outstanding common stock of an inactive public shell company, Mt. Olympus Enterprises, Inc. ("MOE"). For accounting purposes the acquisition has been treated as a recapitalization of MOE with J2 as the acquirer (reverse acquisition). In connection with the closing of the reverse acquisition, MOE's name was changed to RECOM Managed Systems, Inc. The historical financial statements prior to October 30, 1998, are those of J2.

Note 2 - Basis of Presentation

         In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly our financial position at March 31, 1999 and December 31, 1998, and our results of operations and cash flow for the three months ended March 31, 1999 and the cumulative period July 31, 1998 (inception) to March 31, 1999. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. For further information, refer to our Form 10-KSB for the year ended December 31, 1998. Operating results for the three months ended March 31, 1999 and the cumulative period July 31, 1998 (inception) to March 31, 1999 are not necessarily indicative of future results.

         The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has had limited operating history, is in the development stage, and, at March 31, 1999, has negative working capital as well as an accumulated net deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence. Continuation of the Company as a going concern is dependent on obtaining necessary funds to continue its operations. Management plans to generate these funds through a combination of private placement and / or public offerings. There is no assurance, however, that such plans will be completed or, if completed, will generate sufficient funds to enable the Company to continue operations for the next twelve months.

Note 3 - Stockholders' Equity

         In March 1999, the Company completed a private placement offering of 504,000 shares of common stock. Gross and net proceeds after selling commissions and direct offering costs totaled $630,000 and $504,850, respectively. Selling commissions and direct offering costs of $78,650 and $46,500, respectively, where charged to equity upon completion of the private placement.

         In January 1999, the Company adopted the 1998 Stock Option Plan (the "Plan") providing for the granting of options to purchase shares of the Company's common stock to key employees, directors, officers and consultants as designated by the Company's Board of Directors. Under the Plan, the Company is authorized to grant both incentive and non-qualified stock options for up to 520,000 shares of common stock at an exercise price not less than 100% and 85% of the fair market value on the date of grant for incentive options and non-qualified options, respectively. The options vest over a period determined on the date of grant and expire after ten years from the date of grant. In January 1999, 451,000 options were granted to key employees and officers with an average exercise price of $0.25 per share, the fair value of the underlying stock at the date of grant as determined by the Board of Directors.

         Also in January and February of 1999, separate incentive options were granted to each of the Company's outside Directors. A total of 110,000 options were granted with an exercise price of $0.25 per share, the fair value of the underlying stock at the date of grant as determined by the Board of Directors, with vesting ranging from one to three years. These options expire after ten years from the date of grant. Two outside Directors were also issued 5,000 shares each of the Company's common stock at a purchase price equal to the fair value of the underlying stock at the date of issuance as determined by the Board of Directors.

         In connection with a corporate advisory agreement entered into in January 1999, the Company issued a total of 75,000 warrants for the purchase of its common stock at an exercise price of $0.25, the fair market value of the underlying stock at the date of issuance as determined by the Board of Directors.

         Compensation expense charged to operations for the stock issued to the two outside Directors and the warrants issued was not material to these financial statements and was calculated using the Black-Scholes Option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 12%; risk free interest rate of 5.35%; and an expected life of two years.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of RECOM Managed Systems, Inc.


We have audited the accompanying balance sheet of RECOM Managed Systems, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from July 31, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RECOM Managed Systems, Inc. (a development stage company) as of December 31, 1998, and the results of its operations and its cash flows for the period July 31, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a very limited operating history, is in the development stage, and, at December 31, 1998 has a negative working capital balance as well as an accumulated net deficit. These matters raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



------------------------------------
Burnett, Umphress & Company, LLP
Rancho Cordova, California
March 19, 1999

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                                                                        December 31,
                                                                            1998
====================================================================================

                                     ASSETS
Current assets:
      Cash                                                              $  23,855
      Accounts receivable                                                  53,766
      Deferred offering costs                                              21,686
                                                                        ---------
          Total current assets                                             99,307
Property and equipment, net                                                13,678
                                                                        ---------
          Total assets                                                  $ 112,985
                                                                        =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
      Accounts payable                                                  $  10,006
      Accrued legal and accounting expenses                                62,789
      Accrued recruitment fees                                             22,500
      Accrued interest                                                      7,257
      Due to related party                                                 81,989
      Notes payable to stockholders                                       190,000
                                                                        ---------
          Total current liabilities                                       374,541
Stockholders' deficit:
      Common Stock, $0.001 par value; 50,000,000 shares authorized;
         2,605,000 shares issued and outstanding                            2,605
      Additional paid-in-capital                                             --
      Accumulated deficit                                                (264,161)
                                                                        ---------
          Total stockholders' deficit                                    (261,556)
                                                                        ---------
          Total liabilities and stockholders' deficit                   $ 112,985
                                                                        =========


                       See notes to financial statements.

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                             Statement of Operations

                                                              For the cumulative
                                                            period July 31, 1998
                                                             (inception) through
                                                              December 31, 1998
================================================================================

Revenues:
      Information technology consulting services                   $    79,292
Cost of revenues
      Information technology consulting services                        51,540
                                                                   -----------
Gross profit                                                            27,752
                                                                   -----------
Operating expenses:
      General and administrative                                        75,899
      Selling and marketing                                             23,757
                                                                   -----------
Total operating expenses                                                99,656
                                                                   -----------
Operating loss                                                         (71,904)
Other income (expense):
      Interest expense                                                  (7,257)
                                                                   -----------
Loss before income tax benefit                                         (79,161)
Income taxes                                                              --
                                                                   -----------
Net loss                                                           $   (79,161)
                                                                   ===========

Basic and diluted net loss per share                               $     (0.03)
                                                                   ===========

Basic and diluted weighted average number of shares outstanding      2,361,471
                                                                   ===========


                       See notes to financial statements.

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
             Statement of Changes in Stockholders' Equity (Deficit)

============================================================================================================================

                                                         Common Stock             Additional     Accumulated
                                                    Shares          Amount      paid-in-capital    deficit          Total
                                                  --------------------------------------------------------------------------
Contributions at July 31, 1998 (inception) *      2,200,000      $    2,200      $   17,848      $     --        $   20,048

Reverse acquisition (Note 1)                        405,000             405         (17,848)       (185,000)       (202,443)

Net loss                                            (79,161)        (79,161)

                                                  --------------------------------------------------------------------------
Balance at December 31, 1998                      2,605,000      $    2,605      $     --        $ (264,161)     $ (261,556)
                                                  ==========================================================================

    * Balances have been restated to reflect recapitalization resulting as a result of the reverse acquisition (Note 1).


                       See notes to financial statements.

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                             Statement of Cash Flows

                                                        For the cumulative
                                                       period July 31, 1998
                                                       (inception) through
                                                        December 31, 1998
============================================================================

Cash flows from operating activities:
      Net loss                                             $ (79,161)
      Depreciation expense                                     6,370
      Change in assets and liabilities:
          Accounts receivable                                (53,766)
          Accounts payable                                    10,006
          Accrued legal and accounting expenses               62,789
          Accrued recruitment fees                            22,500
          Accrued interest                                     7,257
          Due to related party                                81,989
                                                           ---------
      Net cash provided by operating activities               57,984
                                                           ---------

Cash flows from financing activities:
      Proceeds from notes payable to stockholders            190,000
      Reverse acquisition (Note 1)                          (202,443)
      Deferred offering costs                                (21,686)
                                                           ---------
      Net cash used in financing activities                  (34,129)
                                                           ---------

Increase in cash                                              23,855
Cash at beginning of period                                     --
                                                           ---------
Cash at end of period                                      $  23,855
                                                           =========


                       See notes to financial statements.

                           RECOM MANAGED SYSTEMS, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements


ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RECOM Managed Systems, Inc., a Delaware corporation, (the "Company") engages in the business of providing information technology desktop services and application solutions to mid-sized commercial and government entities. The Company provides a modular set of services that cover the entire lifecycle of desktops, networks and business applications from initial design through implementation, ongoing maintenance, upgrade and retirement. The Company is considered to be in the development stage as limited revenues have been derived from operations.

The Company was formed on July 31, 1998 as J2 Technologies, LLC ("J2"), a California limited liability company. On October 30, 1998, pursuant to a "Stock-for-Membership Interest Exchange Agreement", J2 acquired all of the outstanding common stock of an inactive public shell company, Mt. Olympus Enterprises, Inc. ("MOE"). For accounting purposes the acquisition has been treated as a recapitalization of MOE with J2 as the acquirer (reverse acquisition). Costs of the transaction have been charged directly to capital. In connection with the closing of the reverse acquisition, MOE's name was changed to RECOM Managed Systems, Inc. The historical financial statements prior to October 30, 1998, are those of J2. Pro forma information is not presented since the combination is not a business combination.

A summary of significant accounting policies follows:

Basis of presentation The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Computer equipment Computer equipment is stated at historical cost. Maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. The Company's assets are currently depreciated over three years.

The cost and accumulated depreciation of computer equipment consist of the following at December 31, 1998:

               Computer equipment                               $20,048
               Less: accumulated depreciation                     6,370
                                                          ------------------
                                                                $13,678
                                                          ==================

Revenue recognition Information technology consulting service revenues are recognized in the period services are provided based upon rates established by contract.

Concentrations of credit risk Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its temporary cash investments with FDIC-insured financial institutions in accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and accordingly does not believe it is exposed to any significant credit risk on cash. The Company generally requires no collateral from its customers but does performs credit evaluations of its customers' financial condition when management deems it appropriate. Concentrations of credit risk with respect to accounts receivable are generally limited due to the credit-worthiness of the customers. All accounts receivable at December 31, 1998 are outstanding from a single customer. No provision for doubtful accounts has been recorded during the period from July 31, 1998 (inception) to December 31, 1998.

Concentration of revenues Revenues from a single customer amounted to all of the Company's revenues for the period July 31, 1998 (inception) through December 31, 1998. Management believes its relationship with this customer is good and that the contract, which is month-to-month, will continue.

Income taxes Income taxes are recorded using the liability method. Under this method, deferred taxes are determined by applying current tax rates to the difference between the tax and financial reporting bases of the Company's assets and liabilities. In estimating future tax consequences, all expected future events are considered, except for potential income tax law or rate changes.

For the period from July 31, 1998 to December 31, 1998, the Company generated a federal and state net operating loss of approximately $79,000. These losses can be used to offset future taxable income through the year 2006 and 2013 for federal and state purposes, respectively. The Company has recorded a full valuation allowance for its deferred tax asset related to these operating losses. The Company had no other significant temporary or permanent differences for the period July 31, 1998 (inception) to December 31, 1998.

Earnings per share Basic loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share is computed using the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding securities with the ability to purchase or convert into common stock. Basic and diluted loss per share are the same for the period from July 31, 1998 (inception) to December 31, 1998 as the Company had no dilutive securities outstanding.

2.   GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has had limited operating history, is in the development stage, and, at December 31, 1998, has negative working capital as well as an accumulated net deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue in existence. Continuation of the Company as a going concern is dependent on obtaining necessary funds to continue its operations. Management plans to generate these funds through a combination of private placement and / or public offerings. There is no assurance, however, that such plans will be completed or, if completed, will generate sufficient funds to enable the Company to continue operations for the next twelve months.

3.   TRANSFER OF ASSETS FROM RELATED PARTY

In connection with the issuance of all membership shares of J2 on July 31, 1998 (inception), the Company was assigned on a non-exclusive basis certain intellectual property and transferred computer equipment with a net book value of $20,048 (Note 1). The intellectual property consists of technology management plans and corporate documents, technical proposals and management plans, technical operating procedures, corporate management plans and management resources, and software and data, collectively, the "Intellectual Assets". The Intellectual Assets were initially used or developed as part of noncommercial projects and contracts by the contributors and are currently used in governmental applications. The assignment does not include rights for the Company to use the Intellectual Assets in governmental applications, which rights are retained by the contributors. The Company is able to use the Intellectual Assets without fees or royalties. The Company had the Intellectual Assets appraised by an independent valuation firm, which estimated in the fair market value of the Intellectual Assets to be $4,750,000. The Intellectual Assets were recorded at the contributors book value of zero.

4.   RELATED PARTY TRANSACTIONS

The Company leases its office space subject to a month-to-month lease agreement from Recom Technologies, a company majority owned by officers and directors of the Company. The Company recorded $7,880 in lease expense from July 31, 1998 (inception) through December 31, 1998.

The Company also leased certain employees and was provided with administrative support by Recom Technologies from July 31, 1998 (inception) through December 31, 1998, until the Company could establish its own infrastructure. The Company recorded $51,540 and $22,569 of cost of sales and operating expenses from July 31, 1998 (inception) through December 31, 1998 related to these services.

The Company has a due to related party of $81,989 at December 31, 1998 related to the above costs.

5.   NOTES PAYABLE TO STOCKHOLDERS

Notes payable to stockholders accrue interest at 10% per annum and maturity dates through August 1, 1999. It is not practicable to determine the fair value of notes payable to stockholders due to their related party nature.

6.   SUBSEQUENT EVENTS

In March 1999, the Company completed a private placement offering of 504,000 shares of common stock. Gross and net proceeds after selling commissions and direct offering costs totaled $630,000 and $504,850, respectively. Costs of the offering incurred by the Company through December 31, 1998, totaling $21,686, have been recorded as a current asset in the December 31, 1998 Balance Sheet and have subsequently been charged to equity upon completion of the private placement.

In January 1999, the Company adopted the 1998 Stock Option Plan (the "Plan") providing for the granting of options to purchase shares of the Company's common stock to key employees, directors, officers and consultants as designated by the Company's Board of Directors. Under the Plan, the Company is authorized to grant both incentive and non-qualified stock options for up to 520,000 shares of common stock at an exercise price not less than 100% and 85% of the fair market value on the date of grant for incentive options and non-qualified options, respectively. The options vest over a period determined on the date of grant and expire after ten years from the date of grant. In January 1999, 451,000 options were granted to key employees and officers.

Also in January and February of 1999, separate incentive options were granted to each of the Company's outside Directors. A total of 110,000 options were granted at fair market value, as determined by the Board of Directors, with vesting ranging from one to three years. These options expire after ten years from the date of grant. Two outside Directors were also issued 5,000 shares each of the Company's common stock at a purchase price equal to the fair value of the underlying stock at the date of issuance as determined by the Board of Directors.

In connection with a corporate advisory agreement entered into in January 1999, the Company issued a total of 75,000 warrants for the purchase of its common stock at an exercise price equal to the fair market value of the underlying stock at the date of issuance as determined by the Board of Directors.

In March 1999, the Company established a 401(k) savings plan which covers substantially all employees of the Company. Under this plan, employees can elect to contribute up to 14% of their annual pay to the plan, subject to certain limits prescribed by tax law. The Company makes a matching contribution equal to 100% of every dollar the employees contribute to the plan up to a maximum of $1,800 per year. Employees vest ratably over four years in the Company's matching contributions.

                                  EXHIBIT LIST


EXHIBIT
NUMBER   DESCRIPTION